UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material under § 240.14a-12

Mandiant, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is an internal communication sent by Mandiant, Inc., to current employees in connection with its pending acquisition by Google LLC and supplements the internal communications filed previously on Schedule 14A on March 8, 2022.

What will happen to outstanding RSUs and Stock Options?

o	At or immediately prior to the effective time of the Merger, Mandiant’s RSUs and Stock Options will be treated in the following manner:

1.	Each vested RSU will be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to $23 multiplied by the number of vested RSUs. This amount will become payable at the effective time of the Merger, subject to withholding for all required taxes.

2.	Each unvested RSU will be cancelled and converted into a right to receive an amount in cash, without interest, equal to $23 multiplied by the number of unvested RSUs. In general, such cash amount (less withholding for all required taxes) will be subject to the holder’s continued service with Google and Mandiant through the applicable vesting dates, and vest and be payable in accordance with the existing vesting schedule of such unvested RSUs.

3.	Each outstanding Stock Option, whether vested or unvested, will be accelerated and vest in full and cancelled and converted into a right to receive an amount in cash, without interest, equal to $23 (less the applicable exercise price per share) multiplied by the total number of outstanding Stock Options. This amount will become payable at the effective time of the Merger, subject to withholding for all required taxes.